Exhibit 10.18
Execution Copy
ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”) dated December 30, 2010, by and between Grand Canyon Education, Inc., a Delaware corporation (“Buyer”), and Mind Streams, L.L.C., an Arizona limited liability company (“Seller”).
RECITALS:
A. Seller is engaged in, among other things, the business of identifying potential students for enrollment in on-line post-secondary education programs (the “Business”).
B. Buyer and Seller are parties to a certain Collaboration Agreement, dated July 11, 2005 (as supplemented by Project One and Project Two) (the “Collaboration Agreement”).
C. Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain assets of Seller used in the Business, and Buyer and Seller desire to acknowledge the termination of the Collaboration Agreement and settlement of amounts due thereunder.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.
1. PURCHASE AND SALE OF ASSETS.
1.1 Assets to be Transferred. Subject to the terms and provisions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing (as defined below), all legal and beneficial right, title and interest of Seller in and to those assets of Seller that are used in the Business and that are listed on Schedule 1.1 attached hereto (collectively, the “Purchased Assets”), in each case free and clear of any and all Liens.
1.2 Excluded Assets. Anything in Section 1.1 above to the contrary notwithstanding, Seller is not selling, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, any other assets of Seller, including, without limitation, those that are specifically listed on Schedule 1.2 attached hereto (collectively, the “Excluded Assets”), all of which shall be retained by Seller and shall not constitute Purchased Assets.

1.3 No Assumption of Liabilities. Buyer shall not assume or be bound by, and Seller shall retain, pay and discharge when due, all liabilities or obligations of Seller of any kind or nature, known or unknown, accrued, absolute, contingent or otherwise, whatsoever (all such liabilities and obligations of Seller referred to herein as the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, any liabilities or obligations of Seller:
(a) incurred in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel, banking and accountant’s fees and expenses, and expenses pertaining to the performance by Seller of its obligations hereunder;
(b) relating to or arising out of the Excluded Assets;
(c) in respect of Taxes of Seller and its Affiliates (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller or its Affiliates in connection with this Agreement and the transactions provided for herein), including any transfer Taxes, duties and other governmental charges applicable to the transfer of the Purchased Assets in connection with this Agreement;
(d) relating to past or present employees or independent contractors of Seller, including, without limitation, any amounts in respect of compensation, severance, stay bonuses or paid time off; and
(e) in connection with or relating to any actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, attorneys’ and accountants’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, which liabilities or obligations arise out of or relate to (i) the use or ownership of the Purchased Assets or the operation of the Business prior to the Closing Date, (ii) any actions taken by Seller or any member of Seller or any of their respective related persons or Affiliates on or prior to the Closing Date, or (iii) any continuing business or other activities of Seller, its members, or any of their respective related persons or Affiliates following the Closing Date.
1.4 Access to Information. Seller will provide Buyer with all information relating to or otherwise constituting Purchased Assets in Seller’s databases in a format in which it currently exists.
1.5 Termination of Agreement; Release. Buyer and Seller acknowledge that the Collaboration Agreement terminates by its terms effective December 30, 2010. In connection with such termination, Buyer and Seller hereby agree as follows:
(a) Buyer and Seller hereby affirm the termination of the Collaboration Agreement in accordance with its terms, effective December 30, 2010. Except as provided in this Agreement with respect to the Payment Obligation (as defined below), those provisions of the Collaboration Agreement that expressly survive the termination thereof shall continue to survive as set forth therein.
(b) The Closing Cash Payment paid by Buyer to Seller in accordance with Section 2.1(a) of this Agreement includes and constitutes full and final payment of all amounts due by Buyer to Seller under the Collaboration Agreement upon and as of the termination thereof (the “Payment Obligation”).

(c) Seller, for itself and on behalf of its successors and assigns, does hereby (i) acknowledge complete and full satisfaction by Buyer of the Payment Obligation, and (ii) fully, finally, and forever releases and discharges Buyer of and from any and all claims, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, that Seller had, has, or may have had at any time in the past and through and including the Closing Date, against the Buyer that relate to or arise out of the Payment Obligation (collectively, the “Causes of Action”).
(d) Seller represents, warrants, covenants, and agrees that it (i) has not and will not assign any Causes of Action or possible Causes of Action against Buyer, (ii) fully intends to release all Causes of Action against Buyer, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof, and (iv) will not institute any litigation, lawsuit, claim, or action against Buyer with respect to any released Causes of Action
(e) Anything in this Section 1.5 to the contrary notwithstanding, Seller is not releasing Buyer from, and Buyer shall remain fully obligated with respect to, Buyer’s obligation to make the Subsequent Payment described in Section 2.1(b) below.
2. CONSIDERATION.
2.1 Consideration. In consideration for the Purchased Assets, and in respect of the Payment Obligation, Buyer shall pay to Seller (a) an aggregate amount in cash equal to $8,500,000, such amount to be paid by Buyer to Seller at the Closing (the “Closing Cash Payment”), and (b) amounts earned and payable to Seller, but not yet paid, under the Collaboration Agreement related to Net Revenue (as such term is defined in the Collaboration Agreement) actually received by Buyer on or prior to February 28, 2011 (the “End Date”) in respect of courses started on or before October 31, 2010, such amounts to be paid by Buyer to Seller no later than 15 days following the End Date (the “Subsequent Payments”).
2.2 Payment of Consideration. Each of the Closing Cash Payment and the Subsequent Payments shall be paid by Buyer to Seller by wire transfer of immediately available funds, to an account designated in writing by Seller.
2.3 Allocation of Consideration to Purchased Assets. Within 180 days following the Closing Date, Buyer will deliver to Seller an allocation of the consideration paid to Seller hereunder in respect of the Purchased Assets. Seller and Buyer will follow and use such allocation in all Tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.
Seller makes the following representations and warranties to Buyer, each of which is true and correct and shall survive the Closing of the transactions provided for herein.
3.1 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona. Seller has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.
3.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller. No other limited liability company act or proceeding on the part of Seller or its members is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.
3.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) violates any law, regulation or governmental order applicable to Seller, (b) requires any authorization, consent, approval, exemption or other action by or notice to any government entity, or (c) violates or conflicts with, or constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Seller under, any term or provision of the articles of organization or operating agreement of Seller or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected.
3.4 No Litigation or Claims. There is no action, suit, litigation, claim, counterclaim or legal or administrative proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller in connection with the Business that would impact the Purchased Assets. Seller is not subject to any order in connection with the Business that would impact the Purchased Assets.
3.5 Compliance With Laws and Orders. Seller is in compliance, in all material respects, with all applicable laws and orders in connection with the Business that impact the Purchased Assets, including, without limitation, those applicable to student recruitment for higher education and other applicable regulations related to Title IV of the Higher Education Act of 1965, as amended.

3.6 Intellectual Property. Seller exclusively owns or possesses adequate rights to use all of the intellectual property included within the Purchased Assets, free and clear of all Liens. There are no pending, or, to the knowledge of Seller, threatened claims against Seller or any of its employees alleging that any of the intellectual property included within the Purchased Assets is invalid or unenforceable or that any of such intellectual property included within the Purchased Assets infringes or conflicts with, or otherwise violates, the rights of others (“Third-Party Rights”). To the knowledge of Seller, no intellectual property included within the Purchased Assets infringes or conflicts with any Third-Party Rights, and Seller is not aware of any violation or infringement by a third party of any of the intellectual property included within the Purchased Assets. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets included within the Purchased Assets.
3.7 Title to and Condition of Purchased Assets. Seller has good and marketable title to all of the Purchased Assets. All of the Purchased Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Liens.
3.8 Privacy of Customer Information. Seller has used and currently uses any of the customer information that it has received or currently receives through its website or otherwise and that is included in the Purchased Assets in a manner that complies, in all material respects, with applicable law, and in a manner that complies with Seller’s privacy policy and the privacy rights of its customers. Seller has collected any customer information through its website or otherwise that is included in the Purchased Assets in a manner that complies, in all material respects, with applicable law, and in a manner that does not violate its privacy policy. Seller has commercially reasonable security measures in place to protect the customer information it receives through its website or otherwise and that is included in the Purchased Assets and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.
3.9 No Brokers or Finders. Seller has not retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof. Seller shall be responsible for all broker or finder’s fees on account of actions by Seller or its members or representatives.
4. REPRESENTATIONS AND WARRANTIES OF BUYER.
Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and the Closing Date, and shall survive the Closing of the transactions provided for herein.
4.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its members is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.
4.3 No Brokers or Finders. Buyer has not retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof. Buyer shall be responsible for all broker or finder’s fees on account of actions by Buyer or its representatives.
5. EMPLOYEES — EMPLOYEE BENEFITS.
5.1 Election. Buyer and Seller have designated each of the employees engaged in the Business as Category 1 or Category 2 employees. If an employee is in Category 1, such employee shall remain an employee of Seller and will not have any association with Buyer. If an employee is in Category 2, then at the Closing, Buyer agrees to offer employment to such employee on substantially similar terms and with substantially similar benefits as similarly situated persons employed by Buyer. If a Category 2 employee accepts such offer of employment, then Seller shall terminate the employment of such employee and such employee shall become an employee of Buyer. Seller shall be responsible for any and all termination benefits in connection with its termination of any Category 1 or Category 2 employees, as well as any related obligations or liabilities relating to such employees or arising in connection with any such termination. Notwithstanding the foregoing, Buyer has no obligation to hire any employees of Seller.
5.2 Payroll Tax. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Category 2 employees hired by Buyer, paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date for Category 2 employees hired by Buyer.
6. OTHER MATTERS.
6.1 Confidential Information. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media (“records”) containing, any confidential information concerning the Purchased Assets, all such information being deemed to be transferred to Buyer hereunder as part of the Purchased Assets. The foregoing provisions shall not apply to any information which is not a Purchased Asset. If at any time after Closing, Seller should discover that it is in possession of any records containing the confidential information of Buyer, then Seller shall immediately turn such records over to Buyer, which shall upon request make available to Seller any information contained therein which is not confidential information acquired by Buyer.

7. INDEMNIFICATION.
7.1 By Seller. Subject to the terms and conditions of this Article 7, Seller hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon or incurred by Buyer, Buyer’s Affiliates or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement; (b) the breach of any covenant or agreement of Seller contained in this Agreement; or (c) the Excluded Liabilities.
7.2 By Buyer. Subject to the terms and conditions of this Article 7, Buyer hereby agrees to indemnify, defend and hold harmless Seller, and its managers, members, officers, employees and controlled and controlling persons (hereinafter “Seller’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller or Seller’s Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; or (b) the breach of any covenant or other agreement of Buyer contained in this Agreement.
7.3 Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any governmental entity:
(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 7, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.
(c) Indemnified Party’s Rights. Anything in this Article 7 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.
7.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 7.
7.5 Survival and Cap. Except for Claims arising from fraud, or any willful or knowing breach or misrepresentation, which Claims may be brought without limitation as to time or amount, no claim or action shall be brought under this Article 7 for indemnification after the lapse of one (1) year following the Closing. Further, the maximum obligation of Seller under Section 7.1 and Buyer under Section 7.2 shall be $250,000.
8. CLOSING.
8.1 Closing. The closing of this transaction (the “Closing”) shall be held at the offices of DLA Piper LLP (US), 2525 E. Camelback Road, Suite 1000, Phoenix, Arizona 85016 concurrent with the execution of this Agreement. Such date and time is referred to in this Agreement as the “Closing Date.”
8.2 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:
(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the reasonable opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.
(b) Certified Resolutions. A certified copy of the resolutions of the manager and/or members of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.
(c) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

8.3 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following, in each case duly executed or otherwise in proper form:
(a) Closing Cash Payment. The Closing Cash Payment, by wire transfer of immediately available funds.
(b) Certified Resolutions. A certified copy of the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.
(c) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.
9. CERTAIN DEFINITIONS.
9.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” of a person or entity means any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.
“Claim” means (i) all liabilities; (ii) all losses, deficiencies, actual damages (but not including consequential or punitive damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and reasonable expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.
“Liens” means mortgages, liens, pledges, security interests, charges, encumbrances, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims, rights or encumbrances of any kind or nature whatsoever.
“Tax” or “Taxes” means any and all federal, state, provincial, local, foreign or other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, transaction privilege taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including any interest, penalty, or addition thereto, whether disputed or not.

10. MISCELLANEOUS.
10.1 Further Assurance. From time to time following the Closing Date, at Buyer’s request and without further consideration, Seller will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to effect the transactions contemplated hereby, to discharge the covenants of Seller and to vest in Buyer good, valid and marketable title to the Purchased Assets.
10.2 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of Buyer.
10.3 Assignment; Parties in Interest.
(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.
(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.
10.4 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Arizona, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction in the State of Arizona, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 10.6 shall be deemed properly served and accepted for all purposes.
10.5 Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.
10.6 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
(a) If to Buyer, to:
Dan Bachus Grand Canyon Education, Inc. 3300 West Camelback Road Phoenix, Arizona 85017 Facsimile: (602) 589-2510

or to such other person or address as Buyer shall furnish to Seller in writing.
(b) If to Seller, to:
Gail Richardson Mind Streams, L.L.C. 7227 North 16th Street, Suite 190 Phoenix, Arizona 85820 Facsimile: (602) 906- 6098
or to such other person or address as Seller shall furnish to Buyer in writing.
If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.
10.7 Expenses. Each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby. Seller shall pay all applicable sales, use and similar transfer taxes relating to the sale of the Purchased Assets hereunder.
10.8 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.
10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.10 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
10.11 Singular and Plural in Definition. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GRAND CANYON EDUCATION, INC.
By:	/s/ Daniel E. Bachus
	Name:	Daniel E. Bachus
	Its:	Chief Financial Officer

MIND STREAMS, L.L.C.
By:	/s/ Dennis L. Little
	Name:	Dennis L. Little
	Its:	Vice President/Chief Financial Officer

Schedule 1.1

Purchased Assets
1.	Sole and exclusive ownership and use of database of self-developed customer contacts.

2.	Know how related to database.

3.	Goodwill related to database.

Schedule 1.2
Excluded Assets
1.	University Contracts including:
a.	Jones International University

b.	Western Governor’s University

c.	National University

d.	Nova Southeastern University

e.	Ivy Bridge College

f.	Northcentral University
2.	School District Contracts including:
a.	Los Angeles Unified School District

b.	San Diego Unifies School District

c.	Harlandale Independent School District

d.	Houston Independent School District

e.	El Paso Independent School District

f.	Riverside Unified School District

g.	Fort Worth Independent School District
3.	Other Excluded Assets:
a.	All billed and unbilled accounts receivable

b.	All cash and bank accounts

c.	All tangible personal property

d.	The business name “Mind Streams” and associated URLs

e.	All other assets of the Business except the Purchased Assets